Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2006

AND FOURTH QUARTER RESULTS

ATLANTA, Georgia (September 13, 2006) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fourth fiscal quarter ended June 30, 2006 of $1,171,000, or $0.15 per fully diluted share, compared to earnings from continuing operations of $955,000, or $0.12 per fully diluted share, for the quarter ended June 30, 2005. For the fiscal year ended June 30, 2006, SunLink reported earnings from continuing operations of $4,181,000, or $0.53 per fully diluted share, compared to earnings from continuing operations of $4,383,000, or $0.57 per fully diluted share, for the fiscal year ended June 30, 2005.

SunLink reported net earnings of $1,272,000, or $0.16 per fully diluted share for the quarter ended June 30, 2006, compared to net earnings of $1,103,000, or $0.14 per fully diluted share for the comparable quarter a year ago. The effective income tax rate of approximately 23% for the quarter ended June 30, 2006 was substantially lower than the approximately 50% effective rate for the same period last year due to the recognition of settlement of prior years’ tax returns in the current year and adjustment to the estimated liabilities thereon. For the fiscal year ended June 30, 2006, SunLink reported net earnings of $3,909,000, or $0.50 per fully diluted share compared to net earnings of $4,540,000, or $0.59 per fully diluted share for the fiscal year ended June 30, 2005.

The company’s operating profit from continuing operations for the quarter ended June 30, 2006 was $1,783,000 compared to an operating profit for the quarter ended June 30, 2005 of $2,170,000. Reduced operating profit from continuing operations for the quarter ended June 30, 2006 was due in part to only $44,000 of positive prior year third-party payor settlements in the current year’s quarter compared to $628,000 of positive prior year third-party payor settlements for the comparable quarter a year ago. Results for the 2006 fourth quarter benefited from lower professional and general liability costs compared to the prior period. SunLink had operating profit of $7,627,000 for the fiscal year ended June 30, 2006 compared to $7,090,000 for the fiscal year ended June 30, 2005. Operating profit for the fiscal years ended June 30, 2006 and 2005 was positively impacted by $312,000 and $707,000 prior year third-party payor settlements, respectively.

Consolidated net revenues from continuing operations for the quarters ended June 30, 2006 and 2005 were $34,805,000 and $33,091,000, respectively, an increase of 5.2% in the current year. The increased net revenues resulted primarily from a $970,000 increase in revenues from state indigent care programs and a 17.3% increase in net revenues per equivalent admission. Consolidated net revenues from continuing operations for the fiscal year ended June

30, 2006 increased by 5.3% to $135,576,000 compared with last fiscal year’s consolidated net revenues of $128,732,000. The increased net revenues resulted from an 8.4% increase in net revenues per equivalent admission.

Robert M. Thornton, Jr., SunLink’s CEO said, “Overall, we are pleased with the fourth quarter results, despite lower patient volume and an increase in bad debts, which SunLink and its industry peers all experienced recently. We have been diligent in our efforts to reduce professional and general liability expenses and such efforts measurably assisted us to report favorable results and offset lower patient volume and higher bad debts in the quarter.

Thornton continued, “Capital expenditures for the quarter were approximately $3.4 million. We made significant progress on the installation of our new management information system that will improve our clinical, financial and operations applications throughout the entire SunLink hospital system. Additionally, we are on track with the expansion and upgrade of our Chestatee Regional Hospital in Dahlonega, Georgia. Complementing our growth and operating strategy, during the quarter we added 4 net new physicians. All of these activities and our plans for organic growth as well as through strategic acquisitions should assist us going forward into fiscal 2007.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on September 13, 2006 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-814-8448. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 962918 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2006 ANNUAL AND FOURTH QUARTER

RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Net Revenues	$34,805	$33,091	$135,576	$128,732
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,541	16,177	67,037	62,080
Provision for bad debts	4,293	3,180	14,987	11,979
Supplies	3,541	3,513	14,275	14,220
Purchased services	2,296	2,134	8,687	7,703
Other operating expenses	3,736	4,603	17,111	20,241
Rents and leases	633	601	2,452	2,829
Depreciation and amortization	982	713	3,400	2,590

Operating Profit	1,783	2,170	7,627	7,090
Loss on early repayment of debt	—	—	—	(384)
Interest Income (Expense)—net	(272)	(252)	(1,071)	(1,068)

Earnings from Continuing Operations before Income Taxes	1,511	1,918	6,556	5,638
Income Tax (Expense) Benefit	(340)	(963)	(2,375)	(1,255)

Earnings from Continuing Operations	1,171	955	4,181	4,383
Earnings (Loss) from Discontinued Operations, net of income taxes	101	148	(272)	157

Net Earnings	$1,272	$1,103	$3,909	$4,540

Earnings Per Share from Continuing Operations:
Basic	$0.16	$0.13	$0.58	$0.61

Diluted	$0.15	$0.12	$0.53	$0.57

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$0.01	$0.02	$(0.04)	$0.02

Diluted	$0.01	$0.02	$(0.03)	$0.02

Net Earnings Per Share:
Basic	$0.17	$0.15	$0.54	$0.63

Diluted	$0.16	$0.14	$0.50	$0.59

Weighted Average Common Shares Outstanding:
Basic	7,315	7,167	7,258	7,166

Diluted	7,891	7,761	7,858	7,711

SUMMARY BALANCE SHEETS	June 30,	June 30,
	2006	2005
ASSETS
Cash and Cash Equivalents	$1,084	$5,281
Other Current Assets	26,825	24,246
Property Plant and Equipment, net	41,155	36,300
Long-term Assets	5,239	4,286

	$74,303	$70,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$22,295	$21,656
Long-term Debt and Other Noncurrent Liabilities	17,656	19,156
Shareholders’ Equity	34,352	29,301

	$74,303	$70,113